Exhibit 99.1

Press Release

Investor Contact: Kimberly Perez

SVP & Chief Accounting Officer

813.421.7694

investorrelations@walterinvestment.com

FOR IMMEDIATE RELEASE

August 9, 2016

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

SECOND QUARTER 2016 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the quarter ended June 30, 2016.

Second Quarter 2016 Operational Highlights and Recent Developments

•	Capital efficiency

•	Entered into a series of agreements with a subsidiary of New Residential Investment Corp (NYSE: NRZ) for the sale of mortgage servicing rights for approximately $231 million, which Ditech will sub-service, and a forward flow arrangement for originated MSR

•	Increased cash and cash equivalents by $118.5 MN during the quarter

•	Completed MSR sales of $8.5 billion UPB, retaining servicing on $4.1 billion UPB with shared recapture economics

•	Improved liquidity by approximately $60 million as a result of advance initiatives

•	Process efficiency

•	Actions already completed this year expected to result in approximately $75 million of annual savings

•	Actions taken during the current quarter include workforce reduction, exit of 5 regional servicing locations, consolidation of IT staff into centers of excellence, and redesign of certain servicing operational groups

•	Engaged workforce and new leadership

•	New executive chairman and interim CEO effective June 30, 2016

•	Industry veteran hired as permanent CEO expected to begin Q4 2016

Second Quarter 2016 Financial Results

GAAP net loss for the quarter ended June 30, 2016 was $232.4 million, or ($6.49) per share, as compared to a GAAP net loss of $38.1 million, or ($1.01) per share for the quarter ended June 30, 2015. The 2016 net loss includes goodwill impairment charges of $133.6 million after tax, or ($3.73) per share(1), and non-cash charges of $82.7 million after tax, or ($2.31) per share(1), resulting from fair value changes due to changes in valuation inputs and other assumptions. Adjusted EBITDA (“AEBITDA”) for the current quarter was $98.8 million and Adjusted Earnings was $2.4 million after tax, or $0.07 per share(1).

(1)	Goodwill impairment charge of $215.4 million and non-cash charges of $133.3 million from fair value changes due to changes in valuation inputs and other assumptions are reflected net of tax using the Company’s estimated effective tax rate of 38%.

The goodwill impairment charges incurred in the current quarter relate to the Servicing and ARM reporting units within the Servicing segment and were primarily the result of elevated discount rates applied to lower re-forecasted cash flows.

“While second quarter performance showed improvement in some areas as compared to the prior quarter, our results continue to fall short of expectations, driven by both external factors such as the declining interest rate environment as well as internal operational inefficiencies,” said George M. Awad, Walter Investment’s Executive Chairman of the Board and Interim Chief Executive Officer. “We remain resolute on achieving sustainable growth, delivering consistent profitability and maximizing our capital allocation. Our strategy to achieve these goals is founded on three pillars: capital efficiency, process efficiency and an engaged workforce and new leadership.

For capital efficiency, we have entered into a strategic capital arrangement that bolsters our transition to a more fee-for-service business model, including sales of mortgage servicing rights, origination flow purchases and expansion of sub-servicing opportunities. We are also pursuing additional opportunities to establish flow arrangements with other entities. Furthermore, we are evaluating strategic options for the Reverse Mortgage business and continuing to focus on de-leveraging opportunities, including debt reduction as well as aggressive efforts to reduce advances.

Process efficiencies have been a key focus of the Company, as we announced a company-wide process re-engineering initiative earlier this year that includes a comprehensive review of our cost structure and operations. We have already taken actions this year in conjunction with our transformation efforts that will result in approximately $75 million of annual savings, including further site consolidation, operational realignment, a more focused collections strategy and the redesign of certain operational procedures. Additionally, we are targeting at least $75 million of incremental annual savings through identified actions to be completed by the end of 2017. Technology enhancement and automation are key drivers of achieving our process efficiencies.

Lastly, our success isn’t possible without an engaged and unified workforce. Building off of our brand consolidation from 2015, we are extending our solidarity as a unified company by forming a single culture across the organization based on newly launched values. Additionally, I am delighted to announce that Anthony Renzi will be joining Walter as Chief Executive Officer, and is expected to be on board in the fourth quarter. Mr. Renzi brings with him over 30 years of experience in the mortgage industry and will be an integral part of leading Walter through its transformation.

I am excited to be leading the Company through this transformative period as we continue to strive to become our customers’ lifelong partner in homeownership. By executing on our strategy, we are positioning ourselves to deliver future earnings growth and drive value for our stakeholders,” concluded Awad.

Second Quarter 2016 Financial and Operating Overview

Total revenue for the second quarter of 2016 was $187.5 million, a decrease of $225.0 million as compared to the prior year quarter, primarily due to $192.0 million lower net servicing revenue and fees, including $188.6 million higher fair value losses on mortgage servicing rights driven by a higher assumed conditional prepayment rate resulting from declining interest rates and forward projections of interest rate curves. Additionally, the current quarter reflects $19.2 million lower net gains on sales of loans primarily due to a lower volume of locked loans in the current quarter as compared to the prior year quarter, $8.1 million lower other revenues driven by lower fair value gains relating to charged-off loans, and $6.3 million lower interest income on loans primarily due to the sale of the residual interests in seven of the Residual Trusts in the prior year quarter.

Total expenses for the second quarter of 2016 were $565.7 million, 32% higher as compared to the prior year quarter, reflecting a $158.9 million higher goodwill impairment charge as compared to the charge taken in the prior year quarter. Operating expenses for the period declined $15.3 million as compared to the prior year period with $9.5 million lower salaries and benefits largely from fewer employees as compared to the prior year quarter and $6.3 million lower general and administrative expenses.

Segment Results

Results for the Company’s segments are presented below.

Servicing

Ditech is nationally ranked as a top 10 servicer by UPB, servicing approximately 2.1 million accounts, with a UPB of approximately $248.6 billion as of June 30, 2016. During the three months ended June 30, 2016, the Company completed MSR sales of $8.5 billion UPB, retaining sub-servicing and shared recapture economics on approximately $4.1 billion. During the three months ended June 30, 2016, the Company experienced a net disappearance rate of 15.6%, essentially flat as compared to the prior year quarter.

The Servicing segment reported $356.0 million of pre-tax loss for the second quarter of 2016 as compared to pre-tax income of $82.3 million in the prior year quarter. During the current quarter, the segment generated revenue of $72.8 million, a $201.4 million decline as compared to the second quarter of 2015, reflecting $188.6 million higher fair value losses on our mortgage servicing rights and $6.3 million lower interest income on loans due to the April 2015 sale of the residual interests in seven of the Residual Trusts.

Expense for the Servicing segment was $428.4 million, an increase of $239.4 million as compared to the prior year quarter, primarily due to $215.4 million goodwill impairment charges in the current quarter driven by a elevated discount rates applied to lower re-forecasted cash flows. Operating expenses were $26.9 million higher as compared to the prior year quarter, resulting primarily from additional costs to support efficiency and technology-related initiatives including our servicing platform conversion, lower salaries and benefits expense and higher legal accruals for loss contingencies and other legal expenses. Current quarter expenses also included $10.7 million of depreciation and amortization costs.

The segment generated AEBITDA of $64.7 million and Adjusted Loss of $0.8 million, a decline of $32.8 million and $37.2 million, respectively, as compared to the prior year quarter, primarily due to lower revenues driven by a declines incentive and performance fees and interest income.

Originations

Ditech is nationally ranked as a top 20 originator by UPB, generating total pull-through adjusted locked volume for the second quarter of $5.3 billion. Because we increased our return hurdles for acquired MSR and faced increased market competition in 2016, our pull-though adjusted locked volumes declined approximately $1.0 billion in the second quarter of 2016 as compared to the prior year quarter. Funded loans in the current quarter totaled $4.8 billion, a decrease of 34% from the prior year quarter, with approximately 33% of that volume in the consumer lending channel and approximately 67% generated by the correspondent channel. The combined direct margin for the current quarter was 87 bps, a decrease of 13 bps from the prior year quarter, consisting of a weighted average of 195 bps direct margin in the consumer lending channel and 42 bps direct margin in the correspondent channel. The Originations business delivered a recapture rate of 18% for the current quarter.

The Originations segment reported $45.6 million of pre-tax income for the three months ended June 30, 2016, an increase of $12.7 million over the prior year quarter. The segment generated revenue of $110.2 million in the second quarter of 2016, a decline of $18.5 million as compared to the prior year quarter primarily due to a $15.2 million decrease in net gains on sales of loans. The decrease in net gains on sales of loans was driven by a lower volume of locked loans during the current quarter as compared to the prior year quarter resulting from increased market competition, an increase in our return hurdles for servicing acquired through our correspondent channel and lower HARP volumes, as well as a slight market shift from refinancing to purchase money volume. Expenses for the Originations segment of $64.6 million, which include $7.7 million of interest expense and $2.2 million of depreciation and amortization, declined 33% compared to the prior year quarter, driven by $14.9 million lower salaries and benefits largely due to the closure of the Retail channel and volume declines and $14.6 million lower general and administrative expenses primarily driven by a reduction of $10.1 million related to a change in estimate of the liability associated with our originations representations and warranty reserve in the current quarter.

The segment generated Adjusted Earnings of $48.4 million and AEBITDA of $43.5 million for the second quarter of 2016, an increase of $13.2 million and $4.0 million, respectively as compared to the prior year quarter, driven primarily by lower expenses largely due to the closure of the Retail channel.

Reverse Mortgage

The Reverse Mortgage business grew its serviced portfolio 6% as compared to the prior year quarter to $20.5 billion of UPB at June 30, 2016. During the second quarter, the business securitized $188 million of HECM loans.

The Reverse Mortgage segment reported $26.9 million of pre-tax loss in the current quarter, an improvement of $64.0 million as compared to the prior year quarter. The segment generated revenue of $16.1 million for the quarter, a decrease of $4.0 million as compared to the prior year quarter driven by lower net servicing revenue and fees of $4.9 million reflecting a decrease in incentive and performance fees related to the management of real estate owned. Current quarter revenues included $7.7 million net fair value gains on reverse loans and related HMBS obligations, $7.0 million in net servicing revenue and fees and $1.5 million of other revenues. Total expenses for the second quarter of $43.1 million were 61% lower as compared to the prior year period, reflecting the absence of a goodwill impairment charge, lower levels of curtailment expense and a decrease in salaries and benefits.

The segment reported an Adjusted Loss of $9.1 million and AEBITDA of ($8.0) million for the second quarter of 2016 as compared to Adjusted Earnings of $2.5 million and AEBITDA of $3.7 million in the second quarter of 2015, reflecting lower securitization volumes and a reduction in net servicing revenue and fees, partially offset by a decrease in salaries and benefits.

Other Non-Reportable Segment

The Other Non-Reportable segment reported $42.2 million of pre-tax loss for the second quarter of 2016, slightly below pre-tax loss of $39.3 million in the prior year quarter. The segment reported nominal revenue in both the current and prior year quarters. Total expenses of $41.3 million in the current quarter decreased slightly as compared to the prior year quarter, and included $35.9 million of interest expense related to corporate debt.

The Other non-reportable segment had an Adjusted Loss of $34.6 million and AEBITDA of ($1.5) million for the second quarter of 2016 as compared to an Adjusted Loss of $34.8 million and AEBITDA of ($0.4) million in the second quarter of 2015.

About Anthony Renzi

Anthony Renzi most recently served as the Chief Operating Officer, Managing Director and Head of Operations for Citi’s North America Retail Bank, Commercial Bank and CitiMortgage (2012 - 2016). In that capacity he provided executive operations leadership for customer contact centers, core banking and mortgage operations, branch operations support, investor reporting / servicing accounting, default operations and servicing technology. With over 30 years of experience in mortgage banking, he is an accomplished executive with demonstrated success creating and leading top national financial services organizations, including serving as the Executive Vice President of the Single Family Business, Operations and Technology at Freddie MAC (2010 - 2012) and the Chief Operating Officer of GMAC Residential Capital and President of GMAC Mortgage LLC (2001 - 2010). Mr. Renzi earned a Bachelor’s Degree in Business Administration from Holy Family University in Philadelphia and an MBA from Philadelphia University.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 5,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s second quarter results and other general business matters during a conference call and live webcast to be held on Tuesday, August 9, 2016, at 9 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future rules and regulations affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such rules and regulations;

•	increased scrutiny and potential enforcement actions by federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Ditech Financial;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including reputational risk;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve our strategic initiatives, particularly our ability to: execute and complete balance sheet management activities; complete the sale of our insurance business; make arrangements with potential counterparties; complete sales of assets to, and enter into other arrangements with, third parties; increase the mix of our fee-for-service business; reduce our debt; enhance efficiencies and streamline processes; and develop new business, including acquisitions of MSRs or entering into new subservicing arrangements;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade of, or other adverse change relating to, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on December 31, 2016, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•	risks and potential costs associated with the implementation of new technology such as MSP, the use of new vendors or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO and maintain our relationship with WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this press release should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 and our other filings with the SEC for important information regarding forward-looking statements and the use and limitations of non-GAAP financial measures.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES
Net servicing revenue and fees	$31,936	$223,915	$(73,826)	$314,802
Net gains on sales of loans	100,176	119,399	184,653	244,626
Interest income on loans	11,849	18,186	24,020	50,127
Net fair value gains on reverse loans and related HMBS obligations	7,650	6,815	42,858	37,589
Insurance revenue	11,277	11,429	21,644	25,560
Other revenues	24,585	32,689	54,895	50,586

Total revenues	187,473	412,433	254,244	723,290

EXPENSES
Salaries and benefits	133,681	143,157	266,320	290,385
General and administrative	135,776	142,100	265,382	270,747
Goodwill impairment	215,412	56,539	215,412	56,539
Interest expense	64,400	68,665	128,648	143,536
Depreciation and amortization	14,540	16,093	28,963	32,725
Other expenses, net	1,897	1,401	4,403	5,448

Total expenses	565,706	427,955	909,128	799,380

OTHER GAINS (LOSSES)
Gain on extinguishment	—	—	928	—
Other net fair value gains (losses)	(819)	3,326	(2,963)	2,454
Other	(532)	(2,803)	(1,556)	8,959

Total other gains (losses)	(1,351)	523	(3,591)	11,413

Loss before income taxes	(379,584)	(14,999)	(658,475)	(64,677)
Income tax expense (benefit)	(147,183)	23,120	(253,372)	4,450

Net loss	$(232,401)	$(38,119)	$(405,103)	$(69,127)

Comprehensive loss	$(232,385)	$(38,030)	$(405,062)	$(69,011)

Net loss	$(232,401)	$(38,119)	$(405,103)	$(69,127)

Basic and diluted loss per common and common equivalent share	$(6.49)	$(1.01)	$(11.35)	$(1.83)

Weighted-average common and common equivalent shares outstanding — basic and diluted	35,811	37,759	35,679	37,739

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and cash equivalents	$312,893	$202,828
Restricted cash and cash equivalents	209,898	708,099
Residential loans at amortized cost, net (includes $4,329 and $4,457 in allowance for loan losses at June 30, 2016 and December 31, 2015, respectively)	565,061	541,406
Residential loans at fair value	12,723,753	12,673,439
Receivables, net (includes $12,681 and $16,542 at fair value at June 30, 2016 and December 31, 2015, respectively)	251,116	214,398
Servicer and protective advances, net (includes $124,387 and $120,338 in allowance for uncollectible advances at June 30, 2016 and December 31, 2015, respectively)	1,309,096	1,595,911
Servicing rights, net (includes $1,255,351 and $1,682,016 at fair value at June 30, 2016 and December 31, 2015, respectively)	1,350,276	1,788,576
Goodwill	156,283	367,911
Intangible assets, net	77,910	84,038
Premises and equipment, net	103,642	106,481

Deferred tax assets, net	273,816	108,050
Other assets (includes $79,597 and $58,512 at fair value at June 30, 2016 and December 31, 2015, respectively)	256,031	200,364

Total assets	$17,589,775	$18,591,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $36,408 and $6,475 at fair value at June 30, 2016 and December 31, 2015, respectively)	$631,771	$639,980
Servicer payables	158,654	603,692
Servicing advance liabilities	1,002,451	1,229,280
Warehouse borrowings	1,396,102	1,340,388
Servicing rights related liabilities at fair value	120,825	117,000
Corporate debt	2,159,947	2,157,424
Mortgage-backed debt (includes $548,067 and $582,340 at fair value at June 30, 2016 and December 31, 2015, respectively)	999,499	1,051,679
HMBS related obligations at fair value	10,717,148	10,647,382

Total liabilities	17,186,397	17,786,825

Commitments and contingencies (Note 13)

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 36,137,082 and 35,573,405 shares at June 30, 2016 and December 31, 2015, respectively	361	355
Additional paid-in capital	595,212	591,454
Retained earnings (accumulated deficit)	(193,049)	212,054
Accumulated other comprehensive income	854	813

Total stockholders’ equity	403,378	804,676

Total liabilities and stockholders’ equity	$17,589,775	$18,591,501

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) and Adjusted Earnings per share is defined as net income (loss) with respect to the consolidated entity, and income (loss) before income taxes at the subsidiary level plus changes in fair value due to changes in valuation inputs and other assumptions; certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization); goodwill impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; non-cash interest expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including severance; gain or loss on extinguishment of debt; the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs. Adjusted Earnings (Loss) and Adjusted Earnings per share exclude unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) and Adjusted Earnings per share include both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) and Adjusted Earnings per share include cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) and Adjusted Earnings per share may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) with respect to the consolidated entity, and income (loss) before income taxes at the subsidiary level; amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily the net provision for the repurchase of loans sold; non-cash interest income; severance; gain or loss on extinguishment of debt; interest income on unrestricted cash and cash equivalents; the net impact of the Non-Residual Trusts; the provision for loan losses; Residual Trust cash flows; transaction and integration costs; servicing fee economics; and certain non-recurring costs. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss), Adjusted Earnings per share and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended June 30, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$28,001	$—	$7,001	$—	$(3,066)	$31,936
Gain on loan sales, net	(1,191)	100,358	—	—	1,009	100,176
Interest income on loans	11,837	12	—	—	—	11,849
Insurance revenue	11,277	—	—	—	—	11,277
Net fair value gains on reverse loans and related HMBS obligations	—	—	7,650	—	—	7,650
Other income	22,889	9,839	1,486	45	(9,674)	24,585

Total revenues	72,813	110,209	16,137	45	(11,731)	187,473

EXPENSES:
Interest expense	18,330	7,736	2,414	35,920	—	64,400
Depreciation and amortization	10,704	2,248	1,587	1	—	14,540
Goodwill impairment	215,412	—	—	—	—	215,412
Other expenses, net	183,996	54,610	39,080	5,399	(11,731)	271,354

Total expenses	428,442	64,594	43,081	41,320	(11,731)	565,706

OTHER GAINS (LOSSES)
Net fair value gains (losses)	135	—	—	(954)	—	(819)
Other	(532)	—	—	—	—	(532)

Total other gains (losses)	(397)	—	—	(954)	—	(1,351)

Income (loss) before income taxes	(356,026)	45,615	(26,944)	(42,229)	—	(379,584)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	215,412	—	—	—	—	215,412
Changes in fair value due to changes in valuation inputs and other assumptions	118,825	—	—	—	—	118,825
Step-up depreciation and amortization	6,601	157	894	—	—	7,652
Step-up amortization of sub-servicing rights	1,049	—	—	—	—	1,049
Non-cash interest expense	18	—	—	2,940	—	2,958
Share-based compensation expense	3,160	820	610	256	—	4,846
Fair value to cash adjustment for reverse loans	—	—	14,512	—	—	14,512
Legal and regulatory matters	—	—	—	—	—	—
Restructuring costs	4,126	303	407	—	—	4,836
Other(1)	6,065	1,515	1,398	4,393	—	13,371

Total adjustments	355,256	2,795	17,821	7,589	—	383,461

Adjusted Earnings (Loss)	(770)	48,410	(9,123)	(34,640)	—	3,877
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	60,911	—	446	—	—	61,357
Interest expense on debt	1,251	—	—	32,979	—	34,230
Depreciation and amortization	4,103	2,091	693	1	—	6,888
Other(2)	(767)	(7,013)	21	169	—	(7,590)

Total adjustments	65,498	(4,922)	1,160	33,149	—	94,885

Adjusted EBITDA	$64,728	$43,488	$(7,963)	$(1,491)	$—	$98,762

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended June 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$214,437	$—	$11,915	$—	$(2,437)	$223,915
Gain on loan sales, net	3,795	115,604	—	—	—	119,399
Interest income on loans	18,174	12	—	—	—	18,186
Insurance revenue	11,429	—	—	—	—	11,429
Net fair value gains on reverse loans and related HMBS obligations	—	—	6,815	—	—	6,815
Other income	26,361	13,086	1,442	854	(9,054)	32,689

Total revenues	274,196	128,702	20,172	854	(11,491)	412,433

EXPENSES:
Interest expense	20,534	9,934	1,132	37,065	—	68,665
Depreciation and amortization	11,412	2,692	1,986	3	—	16,093
Goodwill impairment	—	—	56,539	—	—	56,539
Other expenses, net	157,053	83,111	51,475	6,510	(11,491)	286,658

Total expenses	188,999	95,737	111,132	43,578	(11,491)	427,955

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(98)	—	—	3,424	—	3,326
Other	(2,803)	—	—	—	—	(2,803)

Total other gains (losses)	(2,901)	—	—	3,424	—	523

Income (loss) before income taxes	82,296	32,965	(90,960)	(39,300)	—	(14,999)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	—	—	56,539	—	—	56,539
Changes in fair value due to changes in valuation inputs and other assumptions	(64,359)	—	—	—	—	(64,359)
Step-up depreciation and amortization	6,923	618	1,328	—	—	8,869
Step-up amortization of sub-servicing contracts	4,940	—	—	—	—	4,940
Non-cash interest expense	363	—	—	2,660	—	3,023
Share-based compensation expense	3,123	1,453	284	146	—	5,006
Fair value to cash adjustments for reverse loans	—	—	24,149	—	—	24,149
Curtailment expense	—	—	6,488	—	—	6,488
Legal and regulatory matters	544	—	4,628	—	—	5,172
Restructuring costs	1,578	130	—	184	—	1,892
Other(1)	976	85	63	1,493	—	2,617

Total adjustments	(45,912)	2,286	93,479	4,483	—	54,336

Adjusted Earnings (Loss)	36,384	35,251	2,519	(34,817)	—	39,337
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	59,649	—	522	—	—	60,171
Interest expense on debt	2,121	—	—	34,405	—	36,526
Depreciation and amortization	4,489	2,074	658	3	—	7,224
Other(2)	(5,090)	2,140	25	26	—	(2,899)

Total adjustments	61,169	4,214	1,205	34,434	—	101,022

Adjusted EBITDA	$97,553	$39,465	$3,724	$(383)	$—	$140,359

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Six Months Ended June 30, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$(81,519)	$—	$13,910	$—	$(6,217)	$(73,826)
Gain on loan sales, net	(5,727)	188,340	—	—	2,040	184,653
Interest income on loans	23,995	25	—	—	—	24,020
Insurance revenue	21,644	—	—	—	—	21,644
Net fair value gains on reverse loans and related HMBS obligations	—	—	42,858	—	—	42,858
Other income	51,165	22,121	3,464	75	(21,930)	54,895

Total revenues	9,558	210,486	60,232	75	(26,107)	254,244

EXPENSES:
Interest expense	36,892	16,011	3,929	71,816	—	128,648
Depreciation and amortization	21,485	4,593	2,875	10	—	28,963
Goodwill impairment	215,412	—	—	—	—	215,412
Other expenses, net	347,810	127,866	74,321	12,215	(26,107)	536,105

Total expenses	621,599	148,470	81,125	84,041	(26,107)	909,128

OTHER GAINS (LOSSES)
Gain (loss) on extinguishment of debt	—	—	—	928	—	928
Net fair value gains (losses)	226	—	—	(3,189)	—	(2,963)
Other	(532)	—	(1,024)	—	—	(1,556)

Total other gains (losses)	(306)	—	(1,024)	(2,261)	—	(3,591)

Income (loss) before income taxes	(612,347)	62,016	(21,917)	(86,227)	—	(658,475)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	215,412	—	—	—	—	215,412
Changes in fair value due to changes in valuation inputs and other assumptions	359,154	—	—	—	—	359,154
Step-up depreciation and amortization	13,335	452	1,789	—	—	15,576
Step-up amortization of sub-servicing rights	3,978	—	—	—	—	3,978
Non-cash interest expense	(11)	—	—	5,807	—	5,796
Share-based compensation expense	3,941	233	923	608	—	5,705
Fair value to cash adjustment for reverse loans	—	—	(3,197)	—	—	(3,197)
Legal and regulatory matters	2,196	—	—	—	—	2,196
Restructuring costs	6,007	2,099	407	227	—	8,740
Other(1)	6,373	1,515	2,446	9,996	—	20,330

Total adjustments	610,385	4,299	2,368	16,638	—	633,690

Adjusted Earnings (Loss)	(1,962)	66,315	(19,549)	(69,589)	—	(24,785)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	130,252	—	906	—	—	131,158
Interest expense on debt	3,986	—	—	66,009	—	69,995
Depreciation and amortization	8,150	4,141	1,086	10	—	13,387
Other(2)	(1,102)	(3,212)	54	347	—	(3,913)

Total adjustments	141,286	929	2,046	66,366	—	210,627

Adjusted EBITDA	$139,324	$67,244	$(17,503)	$(3,223)	$—	$185,842

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Six Months Ended June 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$296,264	$—	$23,321	$—	$(4,783)	$314,802
Gain on loan sales, net	3,704	241,020	(98)	—	—	244,626
Interest income on loans	50,090	37	—	—	—	50,127
Insurance revenue	25,560	—	—	—	—	25,560
Net fair value gains on reverse loans and related HMBS obligations	—	—	37,589	—	—	37,589
Other income	42,341	17,945	3,287	4,147	(17,134)	50,586

Total revenues	417,959	259,002	64,099	4,147	(21,917)	723,290

EXPENSES:
Interest expense	49,759	17,747	2,231	73,799	—	143,536
Depreciation and amortization	22,885	5,879	3,954	7	—	32,725
Goodwill impairment	—	—	56,539	—	—	56,539
Other expenses, net	310,556	160,613	105,792	11,536	(21,917)	566,580

Total expenses	383,200	184,239	168,516	85,342	(21,917)	799,380

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(332)	—	—	2,786	—	2,454
Other	(2,803)	—	—	11,762	—	8,959

Total other gains (losses)	(3,135)	—	—	14,548	—	11,413

Income (loss) before income taxes	31,624	74,763	(104,417)	(66,647)	—	(64,677)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	—	—	56,539	—	—	56,539
Changes in fair value due to changes in valuation inputs and other assumptions	9,412	—	—	—	—	9,412
Step-up depreciation and amortization	13,967	1,788	2,656	—	—	18,411
Step-up amortization of sub-servicing contracts	9,827	—	—	—	—	9,827
Non-cash interest expense	1,118	—	—	5,224	—	6,342
Share-based compensation expense	5,128	2,250	820	231	—	8,429
Fair value to cash adjustments for reverse loans	—	—	19,794	—	—	19,794
Curtailment expense	—	—	22,562	—	—	22,562
Legal and regulatory matters	2,218	—	2,862	—	—	5,080
Restructuring costs	1,983	321	—	724	—	3,028
Other(1)	1,248	422	430	4,282	—	6,382

Total adjustments	44,901	4,781	105,663	10,461	—	165,806

Adjusted Earnings (Loss)	76,525	79,544	1,246	(56,186)	—	101,129
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	115,921	—	1,077	—	—	116,998
Interest expense on debt	4,717	—	1	68,575	—	73,293
Depreciation and amortization	8,918	4,091	1,298	7	—	14,314
Other(2)	(5,408)	2,543	99	87	—	(2,679)

Total adjustments	124,148	6,634	2,475	68,669	—	201,926

Adjusted EBITDA	$200,673	$86,178	$3,721	$12,483	$—	$303,055

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.
(2)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.

Reconciliation of GAAP Net Loss to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net loss	$(232.4)	$(38.1)	$(405.1)	$(69.1)
Adjust for: income tax expense (benefit)	(147.2)	23.1	(253.4)	4.4

Loss before income taxes	(379.6)	(15.0)	(658.5)	(64.7)
Add/(Subtract):
Goodwill impairment	215.4	56.5	215.4	56.5
Amortization of servicing rights and other fair value adjustments	181.2	0.8	494.3	136.2
Interest expense	37.2	39.5	75.8	79.6
Depreciation and amortization	14.6	16.1	29.0	32.7
Legal and regulatory matters	—	5.2	2.2	5.1
Curtailment expense	—	6.5	—	22.6
Share-based compensation expense	4.9	5.0	5.7	8.4
Fair value to cash adjustment for reverse loans	14.5	24.1	(3.2)	19.8
Restructuring costs	4.8	1.9	8.7	3.0
Other(1)	5.8	(0.3)	16.4	3.8

Sub-total	478.4	155.3	844.3	367.7

Adjusted EBITDA	$98.8	$140.3	$185.8	$303.0

(1)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs; servicing fee economics; and certain non-recurring costs.

Reconciliation of GAAP Net Loss to

Non-GAAP Adjusted Earnings (Loss)

(in millions, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net loss	$(232.4)	$(38.1)	$(405.1)	$(69.1)
Adjust for: income tax expense (benefit)	(147.2)	23.1	(253.4)	4.4

Loss before income taxes	(379.6)	(15.0)	(658.5)	(64.7)
Add/(Subtract):
Goodwill impairment	215.4	56.5	215.4	56.5
Changes in fair value due to changes in valuation inputs and other assumptions	118.8	(64.3)	359.2	9.4
Legal and regulatory matters	—	5.2	2.2	5.1
Curtailment expense	—	6.5	—	22.6
Step-up depreciation and amortization	7.7	8.9	15.6	18.4
Step-up amortization of sub-servicing rights	1.0	4.9	4.0	9.8
Share-based compensation expense	4.9	5.0	5.7	8.4
Non-cash interest expense	3.0	3.0	5.8	6.3
Fair value to cash adjustment for reverse loans	14.5	24.1	(3.2)	19.8
Restructuring costs	4.8	1.9	8.7	3.0
Other(1)	13.4	2.6	20.3	6.5

Adjusted Earnings (Loss)	$3.9	$39.3	$(24.8)	$101.1
Tax expense (benefit) at estimated effective tax rate of 38%	1.5	14.9	(9.4)	38.4

Adjusted Earnings (Loss) after tax	$2.4	$24.4	$(15.4)	$62.7

Adjusted Earnings (Loss) after taxes per common and common equivalent share	$0.07	$0.65	$(0.43)	$1.66
Weighted-average common and common equivalent shares outstanding — basic and diluted	35.8	37.8	35.7	37.7

(1)	Includes severance, gain on extinguishment of debt, the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs.